EXHIBIT 99.1


  CPI CORP.
  NEWS FOR IMMEDIATE RELEASE

  ---------------------------------------------------------------
  For further information, contact:

         Alyn V. Essman, Chairman and CEO
         CPI Corp., 1706 Washington Ave., St. Louis, MO  63103
         Phone: (314) 231-1575, ext. 3240

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          FOR FURTHER INFORMATION
          AT THE FINANCIAL RELATIONS BOARD
          George Zagoudis, Chicago (312) 640-6663
          Suzy Lynde, Chicago (312) 640-6772

          AT AMERICAN SECURITIES CAPITAL PARTNERS, L.P.
          Mark Bandeen
          122 East 42nd Street, Suite 2400
          New York, NY  10168
          Phone: (212) 476-8078


  FOR IMMEDIATE RELEASE
  TUESDAY, JUNE 15, 1999


     CPI CORP. AND AMERICAN SECURITIES CAPITAL PARTNERS, L.P.
               ANNOUNCE DEFINITIVE MERGER AGREEMENT


       St. Louis, MO, June 15, 1999 - - CPI Corp. (NYSE: CPY) ("CPI") and American Securities Capital Partners, L.P. ("ASCP") announced today that they have entered into a definitive merger agreement under which entities controlled by affiliates of ASCP and CPI's management will acquire CPI for $37.00 per share in cash. The Board of Directors of CPI has unanimously approved the agreement and the merger. CPI will solicit proxies from its shareholders to approve the merger agreement at a meeting later

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  this summer.  If approved, each share of common stock will be converted into the right to receive $37.00 in cash.

       Commenting on the merger, Alyn Essman, Chairman and Chief Executive Officer, said "We believe that this merger serves the best interest of our stockholders, our employees and our customers. Our stockholders will realize a significant return on their investment reflecting the true value of the company. Our employees will benefit by knowing that the long-term vision of building upon our leading position in the portrait photography industry will be solidified and enhanced by our new relationship with our partners at ASCP, and our customers will benefit from the focused attention directed to delivering superior value in every transaction."

       "Having a family portrait taken at Sears is as American as apple pie," said Mark Bandeen, a Managing Director of ASCP. "We are excited about becoming part of what is not only a great business, but also an American family tradition."

       Completion of the merger is subject to ASCP arranging financing for the acquisition and to other customary terms and conditions, including the approval of CPI's shareholders at the stockholders' meeting.

       CPI is a consumer services company with $389 million in fiscal 1998 sales, operating approximately 1,200 retail locations, including 1,029 Sears Portrait Studios in the U.S., Puerto Rico and Canada and 152 Prints Plus wall decor stores, whose principal businesses include Sears Portrait Studios and the Prints Plus retail chain.

       ASCP is a private equity firm which partners with management teams in acquiring and building companies. The firm has over $500 million of capital under management and prefers to invest in companies with leading market positions.



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